Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Jody B. Dahlman
Argot Partners	Director of Communications
973-361-1546	EnteroMedics Inc.
eliza@argotpartners.com	651-634-3071
jdahlman@enteromedics.com

EnteroMedics Announces Dan Gladney Appointed President and Chief Executive Officer

ST. PAUL, Minnesota, November 2, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that Dan Gladney has been appointed President and Chief Executive Officer of the Company, effective November 16, 2015. He has also been elected to the Company’s Board of Directors. Mr. Gladney brings over 25 years of experience in the medical device industry to EnteroMedics, having founded, led and sold several companies in his career. Dr. Mark Knudson, President, CEO and Chairman of EnteroMedics, will remain with the Company as Executive Chairman through year-end, becoming non-executive Chairman of the EnteroMedics Board of Directors beginning January 1, 2016.

“It is with great pleasure that the Board and EnteroMedics welcome as experienced a leader and innovator as Dan Gladney as our new Chief Executive Officer,” Said Dr. Knudson. “Dan has a track record of rapidly understanding and harnessing the potential of emerging medical technologies. With growing momentum behind the controlled launch of vBloc Neurometabolic Therapy in the U.S., we look forward to his contributions as EnteroMedics advances through its next stage of growth and development.”

“In vBloc, EnteroMedics has developed what is among the most innovative new technologies for the long-term treatment and management of obesity,” said Mr. Gladney. “The unmet need for the treatment of this disease cannot be overstated, and it is my goal to see vBloc play an important role in bridging the gap between existing therapies. I also look forward to working with the talented and dedicated team at EnteroMedics.”

Mr. Gladney was most recently a Director and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery, which was acquired by Biomet, Inc. in 2013. Prior to Lanx, Mr. Gladney was Healthcare Operating Partner at Norwest Equity Partners (NEP) where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and evaluating and executing new investment opportunities for the firm.

Prior to joining NEP, Mr. Gladney served as President and CEO of several successful medical device companies, including Heart Leaflet Technologies (acquired by The Bracco Group) and ACIST Medical Systems (acquired by The Bracco Group). He also served as Chairman, CEO and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company.

Gladney was named in Twin Cities Business Journal’s “Top 40 CEO’s to Watch” in 2004 and featured on the cover of “Upsize Business Magazine” in 2005 for his noteworthy, collaborative leadership style. He holds a BA from Eastern Michigan University.

As an inducement to join EnteroMedics, Mr. Gladney was granted an option to purchase 7,750,000 shares of the Company’s common stock, with an exercise price of $0.25 per share, the closing price of the Company’s common stock on the day Mr. Gladney entered into his employment agreement. Mr. Gladney’s option will vest as follows: 25% of the shares will vest as of one year from the date of his employment agreement, and the remaining 75% of the shares will then vest in equal 2.0833% installments each month thereafter over the following 36 months.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.